Exhibit 3.1

ARTICLES OF INCORPORATION

OF

BIOENERGY INC.

KNOW ALL BY THESE PRESENTS:

          That the undersigned, desiring to be incorporated as a Corporation in accordance with the laws of the State of Nevada, hereby certifies and adopts the following Articles of Incorporation, the terms whereof have been agreed upon to be equally obligatory upon the party signing this instrument and all others who may from time to time hereafter become members of this Corporation and who may hold stock therein.

ARTICLE I

          The name of the Corporation is:

BIOENERGY INC.

ARTICLE II

          The name and address of the resident agent of the Corporation is:

BUSINESS FIRST FORMATIONS, INC.
3990 Warren Way
Reno, NV 89509

          The principal and branch offices may hereinafter be established at such place or places, either within or without the State of Nevada as may from time to time be determined by the Board of Directors.

ARTICLE III

          The nature and purpose of this business shall be to conduct any lawful activity as governed by the laws of the State of Nevada.

ARTICLE IV

          The authorized capital stock of this Corporation is 75,000,000 shares of common stock with full voting rights and with a par value of $0.001 per share.

          Pursuant to NRS 78.385 and NRS 78.390, and any successor statutory provisions, the Board of Directors is authorized to adopt a resolution to increase, decrease, add, remove or otherwise alter any current or additional classes or series of this Corporation’s capital stock by a board resolution amending these Articles, in the Board of Directors’ sole discretion for increases or decreases of any class or series of authorized stock where applicable pursuant to NRS 78.207 and any successor statutory provision, or otherwise subject to the approval of the holders of at least a majority of shares having voting rights, either in a special meeting or the next annual meeting of shareholders. Notwithstanding the foregoing, where any shares of any class or series would be materially and adversely affected by such change, shareholder approval by the holders of at least a majority of such adversely affected shares must also be obtained before filing an amendment with the Office of the Secretary of State of Nevada.

          The capital stock of this Corporation shall be non-assessable and shall not be subject to assessment to pay the debts of the Corporation.

ARTICLE V

          Members of the governing Board shall be known and styled as "Directors" and the number thereof shall be one (1) and may be increased or decreased from time to time pursuant to the Bylaws.

          The name and address of the first Board of Directors is as follows:

Hsiang Ling Liu
3702 South Virginia Street, Ste. G12-#401
Reno, NV 89502

          The number of members of the Board of Directors shall not be less than one (1) or more than thirteen (13).

          The officers of the Corporation shall be a President, Secretary and Treasurer. The Corporation may have such additional officers as may be determined from time to time in accordance with the Bylaws. The officers shall have the powers, perform the duties, and be appointed as may be determined in accordance with the Bylaws and laws of the State of Nevada. Any person may hold two (2) or more offices in this Corporation.

ARTICLE VI

          The Corporation shall have perpetual succession by its corporate name and shall have all the powers herein enumerated or implied herefrom and the powers now provided or which may hereafter be provided by law for corporations in the State of Nevada.

ARTICLE VII

          No stockholder shall be liable for the debts of the Corporation beyond the amount that may be due or unpaid upon any share or shares of stock of this Corporation owned by that person.

ARTICLE VIII

          Each shareholder entitled to vote at any election for directors shall have the right to vote, in person or by proxy, the number of shares owned by such shareholder for each director to be elected. Shareholders shall not be entitled to cumulative voting rights.

ARTICLE IX

          The Directors shall have the powers to make and alter the Bylaws of the Corporation. Bylaws made by the Board of Directors under the powers so conferred may be altered, amended, or repealed by the Board of Directors or by the stockholders at any meeting called and held for that purpose.

ARTICLE X

          The Corporation specifically elects not to be governed by NRS 78.411 to NRS 78.444, inclusive, and successor statutory provisions.

ARTICLE XI

          The Corporation shall indemnify all directors, officers, employees, and agents to the fullest extent permitted by Nevada law as provided within NRS 78.7502 and NRS 78.751 or any other law then in effect or as it may hereafter be amended.

          The Corporation shall indemnify each present and future director, officer, employee or agent of the Corporation who becomes a party or is threatened to be made a party to any suit or proceeding, whether pending, completed or merely threatened, and whether said suit or proceeding is civil, criminal, administrative, investigative, or otherwise, except an action by or in the right of the Corporation, by reason of the fact that he is or was a director, officer, employee, or agent of the Corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses, including, but not limited to, attorneys' fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit, proceeding or settlement, provided such person acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interest of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

          The expenses of directors, officers, employees or agents of the Corporation incurred in defending a civil or criminal action, suit, or proceeding may be paid by the Corporation as they are incurred and in advance of the final disposition of the action, suit, or proceeding, if and only if the director, officer, employee or agent undertakes to repay said expenses to the Corporation if it is ultimately determined by a court of competent jurisdiction, after exhaustion of all appeals therefrom, that he is not entitled to be indemnified by the corporation.

          No indemnification shall be applied, and any advancement of expenses to or on behalf of any director, officer, employee or agent must be returned to the Corporation, if a final adjudication establishes that the person's acts or omissions involved a breach of any fiduciary duties, where applicable, intentional misconduct, fraud or a knowing violation of the law which was material to the cause of action.

ARTICLE XII

          The name and address of the incorporator of this Corporation is:

BUSINESS FIRST FORMATIONS, INC.
3990 Warren Way
Reno, NV 89509

          IN WITNESS WHEREOF, the undersigned incorporator has executed these Articles of Incorporation of  BIOENERGY INC.

_____________________________________________________________
Megan Hughes, for Business First Formations, Inc.

CERTIFICATE OF ACCEPTANCE OF APPOINTMENT BY RESIDENT AGENT

IN THE MATTER OF:                                           BIOENERGY INC. (Name of business entity)

I, Megan Hughes, for Business First Formations Inc. , hereby state that on May 5, 2006, I accepted the appointment as resident agent for the above-named business entity.

The street address of the resident agent in this state is as follows:

Business First Formations, Inc.
3990 Warren Way
Reno, NV 89509

Date: May 5, 2006

___________________________________________________________
Authorized Signature of Resident Agent or Resident Agent Company
Megan Hughes, for Business First Formations, Inc.